Exhibit 99.1
Directors and Executive Officers of Mount Logan Capital Inc.

Name	Position and Present Principal Occupation	Principal Business Address	Citizenship
Edward (Ted) Goldthorpe	Director, Chief Executive Officer	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
Henry Wang	President	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
Nikita Klassen	Chief Financial Officer	650 Madison Ave., 3rd Floor, New York, NY 10022	Canada
David Held	Chief Compliance Officer	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
David Allen	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
Sabrina Liak	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	Canada
Buckley Ratchford	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
R. Rudolph Reinfrank	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
Parker A. Weil	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	United States
Matthew Westwood	Director	650 Madison Ave., 3rd Floor, New York, NY 10022	United States